Exhibit 99.1

ROIC calculation GAAP to non-GAAP reconciliation (dollars in millions):

	Fiscal year ended
	October 1, 2011	October 2, 2010	October 3, 2009

Operating income	$101.2	$99.7	$53.1
Plus unusual charges (restructuring and/or impairment)	—	—	8.5

Operating income (excluding unusual charges)	101.2	99.7	61.6
Tax rate (excluding unusual charges)	3.1%	1.0%	2.9%

Operating income (tax effected)	$98.1	$98.7	$59.9

Average invested capital	$627.6	$506.6	$453.6

ROIC	15.6%	19.5%	13.2%

Average Invested Capital

	Actual 10/1/11	Actual 7/2/2011	Actual 4/2/2011	Actual 1/1/2011	Actual 10/2/10	Average invested capital
Equity	$558.9	$572.6	$630.4	$680.5	$651.8
Plus:
Debt - current	17.3	17.2	17.1	17.0	$17.4
Debt - non-current	270.3	274.7	104.0	108.2	112.5
Less:
Cash and cash equivalents	(242.1)	(208.7)	(123.4)	(149.5)	(188.2)

	$604.4	$655.8	$628.1	$656.2	$593.5	$627.6

	Actual 10/2/10	Actual 7/3/2010	Actual 4/3/2010	Actual 1/2/2010	Actual 10/3/09	Average invested capital
Equity	$651.9	$620.6	$585.9	$549.6	$527.4
Plus:
Debt - current	17.4	17.3	17.7	21.6	16.9
Debt - non-current	112.5	117.5	121.7	125.9	133.9
Less:
Cash and cash equivalents	(188.2)	(190.2)	(234.0)	(233.9)	(258.4)

	$593.6	$565.2	$491.3	$463.2	$419.8	$506.6

	Actual 10/3/09	Actual 7/4/2009	Actual 4/4/2009	Actual 1/3/2009	Actual 9/27/2008	Average invested capital
Equity	$527.4	$508.3	$494.0	$485.7	$473.9
Plus:
Debt - current	16.9	17.0	16.9	17.0	16.7
Debt - non-current	133.9	138.3	141.4	145.5	154.5
Less:
Cash and cash equivalents	(258.4)	(215.5)	(201.3)	(178.4)	(166.0)

	$419.8	$448.1	$451.0	$469.8	$479.1	$453.6